Exhibit 99.1

CONTACT:

Jill Smith Director, Corporate Communications 240.449.1250 jsmith@panacos.com	Peyton Marshall Acting CEO 617.926.1551 pmarshall@panacos.com

Panacos President and CEO Samuel K. Ackerman Dies Suddenly At Age 58

Watertown, MA (June 15, 2006) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC) today announced that its President and CEO Samuel K. “Skip” Ackerman, M.D., 58, passed away yesterday evening at a New York hospital after suffering an apparent heart attack during a presentation at a conference yesterday afternoon.

“This tragic event comes as a great shock to all of us associated with Panacos and our thoughts are first and foremost with Skip’s family at this difficult time,” said Jeremy Hayward-Surry, Non-Executive Chairman of the Board of Directors. “To everyone at Panacos, Skip has been an inspirational leader, a friend and a colleague. We will think of him for his pioneering efforts in healthcare research and development where his efforts for patients suffering from serious diseases such as HIV will be sorely missed.”

As per the Company’s succession plan, Peyton J. Marshall, Ph.D., currently Panacos’ Executive Vice President and Chief Financial Officer, has been named Acting CEO and will oversee operations at Panacos until a permanent successor can be named. Jeremy Hayward-Surry has been named Acting Chairman of the Board of Directors, serving in a non-executive capacity.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Panacos’ lead candidate, bevirimat (previously known as PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. The Company has completed seven clinical studies of bevirimat in over 300 subjects, showing significant reductions in viral load in HIV-infected subjects and a promising safety profile.

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